As filed with the Securities and Exchange Commission on May 9, 2024

Registration No. 333-255742

Registration No. 333-251138

Registration No. 333-220012

Registration No. 333-213635

Registration No. 333-212015

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-3 REGISTRATION NO. 333-255742

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-3 REGISTRATION NO. 333-251138

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-3 REGISTRATION NO. 333-220012

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-3 REGISTRATION NO. 333-213635

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-3 REGISTRATION NO. 333-212015

UNDER THE SECURITIES ACT OF 1933

TREX WIND-DOWN, INC.

(Exact name of registrant as specified in its charter)

Delaware	59-3843182
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

TIMBER PHARMACEUTICALS, INC. 2020 OMNIBUS EQUITY INCENTIVE PLAN, AS AMENDED

BIOPHARMX CORPORATION 2016 EQUITY INCENTIVE PLAN, AS AMENDED

BIOPHARMX CORPORATION 2014 EQUITY INCENTIVE PLAN

(Full titles of the plans)

Jeffrey T. Varsalone

Chief Restructuring Officer

Trex Wind-down, Inc.

377 Ocean Boulevard, Unit 5,

Hampton, NH 03842

(908) 636-7160

(Name, Address, including Zip Code, and Telephone Number, including Area Code, of Agent for Service)

With a copy to:

Steven M. Skolnick, Esq.

Lowenstein Sandler LLP

1251 Avenue of the Americas

New York, New York 10020

Tel: (212) 262-6700

Approximate date of commencement of proposed sale to the public: Not applicable.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging Growth Company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13 (a) of the Exchange Act. ☐

DEREGISTRATION OF UNSOLD SECURITIES

These Post-Effective Amendments are being filed to deregister unsold securities of Trex Wind-down, Inc. f/k/a Timber Pharmaceuticals, Inc., a Delaware corporation (the “Company”) that were registered on the following Registration Statements on Form S-3 (each, a “Registration Statement”, and collectively, the “Registration Statements”) filed with the U.S. Securities and Exchange Commission (the “Commission”):

●	Registration on Form S-3 (No. 333-255742), filed with the Commission on May 4, 2021, that relates to the resale, from time to time, by certain selling stockholders listed therein, of 7,823,410 shares of the Company’s common stock, par value $0.0001 per share (“Common Stock”).
●	Registration on Form S-3 (No. 333-251138), filed with the Commission on December 4, 2020, that relates to the resale, from time to time, by certain selling stockholders listed therein, of 11,383,389 shares of Common Stock.
●	Registration on Form S-3 (No. 333-220012), filed with the Commission on August 17, 2017, that relates to the resale, from time to time, by certain selling stockholders listed therein, of 30,604,275 shares of Common Stock.
●	Registration on Form S-3 (No. 333-213635), filed with the Commission on September 14, 2016, as amended by that certain Amendment No. 1 to Form S-3, filed with the Commission on September 26, 2016, that relate to resale, from time to time, by certain selling stockholders listed therein, of 4,743,077 shares of Common Stock.
●	Registration on Form S-3 (333-212015), filed with the Commission on June 14, 2016, as amended by that certain Amendment No. 1 to Form S-3, filed with the Commission on June 28, 2016, that relate to resale, from time to time, by certain selling stockholders listed therein, of 16,245,613 shares of Common Stock.

On November 17, 2023, the Company and certain of its subsidiaries (the “Debtors”) filed voluntary petitions under Chapter 11 of the United States Bankruptcy Code (the “Chapter 11 Case”) in the United States Bankruptcy Court for the District of Delaware (the “Court”). The Chapter 11 Case is being administered under caption and case number In re: Trex Wind-down, Inc., et al., f/k/a Timber Pharmaceuticals, Inc., Case No. 23-11878 (JKS). On May 6, 2024, the Company’s Revised Combined Disclosure Statement and Joint Chapter 11 Plan of Liquidation of Trex Wind-down, Inc. and its Affiliated Debtors, dated March 20, 2024 (as amended and supplemented, the “Plan”) was confirmed by the Court. On May 9, 2024 (the “Effective Date”), the Debtors filed a Notice of Effective Date with the Court and the Plan became effective in accordance with its terms. Pursuant to the Plan, on the Effective Date, all outstanding securities of the Company were extinguished and cancelled. Accordingly, the Company is filing this Amendment to remove from registration all securities of the Company registered pursuant to the Registration Statements that remained unsold thereunder.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Amendment on Form S-3 and has duly caused these Post-Effective Amendments to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Hampton, State of New Hampshire, on May 9, 2024. No other person is required to sign this Amendment to the Registration Statement in reliance on Rule 478 of the Securities Act of 1933, as amended.

TREX WIND-DOWN, INC.

By:	/s/ Jeffrey T. Varsalone
Name:	Jeffrey T. Varsalone
Title:	Authorized Signatory